Exhibit 99.1

Aptar Reports Fourth Quarter and Annual Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 20, 2019--AptarGroup, Inc. (NYSE:ATR) today reported fourth quarter and annual results for 2018.

Fourth Quarter 2018 Summary

  Reported sales increased 9%
  Core sales, excluding currency and acquisition effects, grew 7%
  Reported earnings per share decreased 19% to $0.62 compared to prior year earnings per share of $0.77
  Adjusted earnings per share increased 19% to $0.92 compared to prior year adjusted earnings per share of $0.77 (including comparable exchange rates)
  Reported net income decreased 18%
  Adjusted EBITDA increased 20%
  Pharma segment earnings included a positive impact of approximately $6 million related to a gain on the sale of an equity investment
  Food + Beverage segment earnings included a negative impact of approximately $2 million related to the write-off of a prepaid license fee

Annual 2018 Summary

  Reported sales increased 12%
  Core sales, excluding currency and acquisition effects, grew 8%
  Reported earnings per share decreased 12% to $3.00 compared to prior year earnings per share of $3.41
  Adjusted earnings per share increased 13% to $4.00 compared to prior year adjusted earnings per share of $3.54 (including comparable exchange rates)
  Reported net income decreased 11% and reported net income margin (% of net sales) was 7% compared to 9% a year ago
  Adjusted EBITDA increased 16% and adjusted EBITDA margin was 20% compared to 19% a year ago
  Acquired strategic technologies (CSP Technologies and Reboul)
  2018 was our 25th consecutive year of paying an increased dividend

Fourth Quarter Results

For the quarter ended December 31, 2018, reported sales increased to $685 million compared to $626 million in the prior year. Core sales, excluding the negative impact from changes in currency exchange rates and positive acquisition effects, increased approximately 7%.

Fourth Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales Growth	4%	15%	0%	7%
Acquisitions	1%	12%	13%	6%
Currency Effects (1)	(4%)	(4%)	(3%)	(4%)
Total Reported Sales Growth	1%	23%	10%	9%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephan Tanda, President and CEO, said, “Core sales growth reached the high end of our long-term target range as two of our three business segments grew and the third was impacted by lower custom tooling sales compared to a year ago. I am pleased with this top line performance over what was a strong period a year ago when each segment posted double-digit core growth. Our Pharma segment had another excellent quarter while our Beauty + Home segment performed well, and our Food + Beverage segment underperformed in the Chinese beverage market. Demand for our innovative solutions was again broad-based and we increased core sales in each geographic region and across each of our end markets other than the beverage market. We implemented price increases to pass-along raw material cost increases but faced cost headwinds and some operational challenges in our Beauty + Home segment. We intend to remain diligent in our cost pass-through and turnaround efforts. In addition, the integration of CSP Technologies is progressing well and we are pleased to offer CSP’s active packaging solutions as part of Aptar’s ever-growing portfolio of differentiating solutions.”

Aptar reported earnings per share of $0.62 compared to $0.77 reported a year ago. Current year adjusted earnings per share, excluding restructuring expenses, acquisition costs and purchase accounting adjustments, were $0.92 and up 19% from the prior year adjusted earnings per share, including comparable exchange rates, of $0.77.

Annual Results

For the year ended December 31, 2018, reported sales increased 12% to $2.76 billion from $2.47 billion a year ago. Core sales, excluding the positive impact from changes in currency exchange rates and acquisition effects, increased approximately 8%.

Annual Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales Growth	7%	12%	5%	8%
Acquisitions	1%	4%	4%	2%
Currency Effects (1)	1%	2%	1%	2%
Total Reported Sales Growth	9%	18%	10%	12%

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Tanda commented on the annual results, “We had an excellent year overall with strong top line growth across each segment, each geographic region and in all end markets other than beverage, which was slightly down on lower custom tooling sales. We continued to benefit from our Commercial Excellence and Transformation initiatives, especially in our Beauty + Home segment. We also faced inflationary cost increases that had negative effects on our profitability and we are working diligently to increase prices to offset these headwinds. Aptar’s strategic priorities continue to forge a path for success and we are committed to helping our customers win in their markets with the industry’s broadest portfolio of differentiated services and solutions.”

For the year 2018, Aptar reported earnings per share of $3.00 compared to $3.41 reported a year ago. Current year adjusted earnings per share, excluding restructuring expenses, acquisition costs and purchase accounting adjustments, were $4.00 and up 13% from prior year adjusted earnings per share, including comparable exchange rates, of $3.54.

Business Transformation

The business transformation in Aptar’s Beauty + Home segment and key corporate functions is progressing as planned with the goal to become a more agile and customer-focused organization. Our commercial initiatives are yielding positive results on our Beauty + Home segment’s top line growth. In addition, other initiatives are also contributing to margin improvements though their impacts were offset by headwinds including the timing of raw material cost pass-throughs and isolated operational challenges in the fourth quarter.

Outlook

Commenting on Aptar’s outlook, Tanda said, “We anticipate positive sales momentum continuing into the first quarter, and we expect each segment to post core sales growth over the prior year. We are addressing near-term opportunities and challenges while we plan for the long-term. Aptar is a leader in the global packaging and drug delivery industries and we are committed to playing a part in creating a more sustainable future for generations to come. I am pleased to say that we are accelerating our efforts and taking the next steps toward this goal. We recently announced that we have signed the New Plastics Economy Global Commitment and joined the World Business Council for Sustainable Development. While our portfolio already offers fully recyclable and post-consumer recycled resin solutions, we are looking forward to having an even greater impact towards a truly circular economy.”

Our current first quarter earnings per share guidance range reflects a higher tax rate and higher estimated outstanding share count than the prior year and it also assumes negative foreign currency translation effects as the euro has weakened considerably from a year ago. Aptar expects earnings per share for the first quarter, excluding any restructuring costs, to be in the range of $0.95 to $1.00 and this guidance is based on an effective tax rate range of 29% to 31%. The midrange of this guidance represents an improvement of approximately 9% over the prior year earnings per share excluding restructuring expenses and adjusted to comparable currency and tax rates. Prior year reported earnings per share were $0.92.

Cash Dividend

As previously reported, the Board declared on January 17, 2019 a quarterly cash dividend of $0.34 per share. The payment date is February 20, 2019, to stockholders of record as of January 30, 2019.

Open Conference Call

There will be a conference call on Thursday, February 21, 2019 at 8:00 a.m. Central Time to discuss the Company’s fourth quarter and annual results for 2018. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

Aptar is a leading global supplier of a broad range of innovative dispensing, sealing and active packaging solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food and beverage markets. Aptar uses insights, design, engineering and science to create innovative packaging technologies that build brand value for its customers, and, in turn, make a meaningful difference in the lives, looks, health and homes of people around the world. Aptar is headquartered in Crystal Lake, Illinois and has over 14,000 dedicated employees in 18 different countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring costs, acquisition costs and purchase accounting adjustments that affected inventory values. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as tax and exchange rates, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” and “Business Transformation” sections of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: the successful integration of the CSP Technologies business; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; the execution of the business transformation; economic conditions worldwide including potential deflationary and inflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Ks and Form 10-Qs. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net Sales	$685,028	$625,895	$2,764,761	$2,469,283
Cost of Sales (exclusive of depreciation and amortization shown below) (1)	457,516	410,941	1,812,961	1,603,070
Selling, Research & Development and Administrative (2)	106,809	95,150	429,955	387,424
Depreciation and Amortization	48,614	38,434	171,747	153,094
Restructuring Initiatives	15,827	2,208	63,829	2,208
Operating Income	56,262	79,162	286,269	323,487
Other Income/(Expense):
Interest Expense	(7,872)	(14,890)	(32,626)	(40,597)
Interest Income	750	3,384	7,056	5,470
Equity in Results of Affiliates	(99)	(87)	(229)	(229)
Miscellaneous, net (3)	9,922	8,690	5,550	6,694
Income before Income Taxes	58,963	76,259	266,020	294,825
Provision for Income Taxes	18,288	26,753	71,254	74,796
Net Income	$40,675	$49,506	$194,766	$220,029
Net Income Attributable to Noncontrolling Interests	(1)	7	(21)	1
Net Income Attributable to AptarGroup, Inc.	$40,674	$49,513	$194,745	$220,030
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.65	$0.80	$3.12	$3.52
Diluted	$0.62	$0.77	$3.00	$3.41

Average Numbers of Shares Outstanding:
Basic	62,834	61,944	62,437	62,435
Diluted	65,344	64,528	64,958	64,596

Notes to the Condensed Consolidated Financial Statements:
(1) For the quarter and year ended December 31, 2018, Cost of Sales included the effect of approximately $10.8 million and $14.2 million, respectively, of purchase accounting adjustments to inventory related to acquisitions.

(2) For the quarter and year ended December 31, 2018, Selling, Research & Development and Administrative included approximately $0.1 million and $9.6 million, respectively, of acquisition costs.

(3) For the quarter and year ended December 31, 2017, Miscellaneous, net included approximately $10.6 million of gain on an insurance recovery.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
ASSETS

Cash and Equivalents	$261,823	$712,640
Receivables, net	569,630	510,426
Inventories	381,110	337,216
Other Current Assets	118,245	109,791
Total Current Assets	1,330,808	1,670,073
Net Property, Plant and Equipment	991,613	867,906
Goodwill	712,095	443,887
Other Assets	343,219	155,957
Total Assets	$3,377,735	$3,137,823

LIABILITIES AND EQUITY

Short-Term Obligations	$163,971	$66,169
Accounts Payable and Accrued Liabilities	525,199	461,579
Total Current Liabilities	689,170	527,748
Long-Term Obligations	1,125,993	1,191,146
Deferred Liabilities	139,701	106,881
Total Liabilities	1,954,864	1,825,775

AptarGroup, Inc. Stockholders' Equity	1,422,556	1,311,738
Noncontrolling Interests in Subsidiaries	315	310
Total Equity	1,422,871	1,312,048

Total Liabilities and Equity	$3,377,735	$3,137,823

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	December 31, 2018

				Food +	Corporate &
	Consolidated	Beauty + Home	Pharma	Beverage	Other	Net Interest
Net Sales	$685,028	337,913	255,801	91,314	-	-

Reported net income	$40,675
Reported income taxes	18,288
Reported income before income taxes	58,963	8,755	67,635	2,220	(12,525)	(7,122)
Adjustments:
Restructuring initiatives	15,827	13,743	(7)	(122)	2,213
Transaction costs related to acquisitions	72				72
Purchase accounting adjustments related to acquired companies' inventory	10,766		9,311	1,455
Adjusted earnings before income taxes	85,628	22,498	76,939	3,553	(10,240)	(7,122)
Interest expense	7,872					7,872
Interest income	(750)					(750)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	92,750	22,498	76,939	3,553	(10,240)	-
Depreciation and amortization	48,614	22,273	16,058	7,752	2,531	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$141,364	$44,771	$92,997	$11,305	$(7,709)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.6%	13.2%	36.4%	12.4%

	Three Months Ended
	December 31, 2017

				Food +	Corporate &
	Consolidated	Beauty + Home	Pharma	Beverage	Other	Net Interest
Net Sales	$625,895	335,473	207,719	82,703	-	-

Reported net income	$49,506
Reported income taxes	26,753
Reported income before income taxes	76,259	24,028	60,502	5,119	(1,884)	(11,506)
Adjustments:
Restructuring initiatives	2,208	529		1,679
Gain on insurance recovery	(10,648)				(10,648)
Adjusted earnings before income taxes	67,819	24,557	60,502	6,798	(12,532)	(11,506)
Interest expense	14,890					14,890
Interest income	(3,384)					(3,384)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	79,325	24,557	60,502	6,798	(12,532)	-
Depreciation and amortization	38,434	19,405	10,681	6,349	1,999	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$117,759	$43,962	$71,183	$13,147	$(10,533)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.8%	13.1%	34.3%	15.9%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Year Ended
	December 31, 2018

		Beauty +		Food +	Corporate &
	Consolidated	Home	Pharma	Beverage	Other	Net Interest
Net Sales	$2,764,761	1,426,382	954,652	383,727	-	-

Reported net income	$194,766
Reported income taxes	71,254
Reported income before income taxes	266,020	49,443	276,550	23,956	(58,359)	(25,570)
Adjustments:
Restructuring initiatives	63,829	52,244	3,589	4,185	3,811
Transaction costs related to acquisitions	9,598	574			9,024
Purchase accounting adjustments related to acquired companies' inventory	14,172	119	12,072	1,981
Adjusted earnings before income taxes	353,619	102,380	292,211	30,122	(45,524)	(25,570)
Interest expense	32,626					32,626
Interest income	(7,056)					(7,056)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	379,189	102,380	292,211	30,122	(45,524)	-
Depreciation and amortization	171,747	83,546	51,495	27,467	9,239	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$550,936	$185,926	$343,706	$57,589	$(36,285)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.9%	13.0%	36.0%	15.0%

	Year Ended
	December 31, 2017

		Beauty +		Food +	Corporate &
	Consolidated	Home	Pharma	Beverage	Other	Net Interest
Net Sales	$2,469,283	1,313,786	805,880	349,617	-	-

Reported net income	$220,029
Reported income taxes	74,796
Reported income before income taxes	294,825	93,276	234,790	36,504	(34,618)	(35,127)
Adjustments:
Restructuring initiatives	2,208	529		1,679
Gain on insurance recovery	(10,648)				(10,648)
Adjusted earnings before income taxes	286,385	93,805	234,790	38,183	(45,266)	(35,127)
Interest expense	40,597					40,597
Interest income	(5,470)					(5,470)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	321,512	93,805	234,790	38,183	(45,266)	-
Depreciation and amortization	153,094	79,422	41,143	24,720	7,809	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$474,606	$173,227	$275,933	$62,903	$(37,457)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.2%	13.2%	34.2%	18.0%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Income before Income Taxes	$58,963	$76,259	$266,020	$294,825

Adjustments:
Restructuring initiatives	15,827	2,208	63,829	2,208
Transaction costs related to acquisitions	72		9,598
Purchase accounting adjustments related to acquired companies' inventory	10,766		14,172
Gain on insurance recovery		(10,648)		(10,648)
Foreign currency effects (1)		(2,584)		9,123
Adjusted Income before Income Taxes	$85,628	$65,235	$353,619	$295,508

Provision for Income Taxes	$18,288	$26,753	$71,254	$74,796

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		(7,900)		(7,900)
Restructuring initiatives	4,447	642	17,936	642
Transaction costs related to acquisitions	-		1,475
Purchase accounting adjustments related to acquired companies' inventory	2,466		3,219
Gain on insurance recovery		(3,666)		(3,666)
Foreign currency effects (1)		(415)		2,706
Adjusted Provision for Income Taxes	$25,201	$15,414	$93,884	$66,578

Net Income Attributable to Noncontrolling Interests	$(1)	$7	$(21)	$1

Net Income Attributable to AptarGroup, Inc.	$40,674	$49,513	$194,745	$220,030

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)		7,900		7,900
Restructuring initiatives	11,380	1,566	45,893	1,566
Transaction costs related to acquisitions	72		8,123
Purchase accounting adjustments related to acquired companies' inventory	8,300		10,953
Gain on insurance recovery		(6,982)		(6,982)
Foreign currency effects (1)		(2,169)		6,417
Adjusted Net Income Attributable to AptarGroup, Inc.	$60,426	$49,828	$259,714	$228,931

Average Number of Diluted Shares Outstanding	65,344	64,528	64,958	64,596

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.62	$0.77	$3.00	$3.41

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	-	0.12	-	0.12
Restructuring initiatives	0.17	0.03	0.71	0.02
Transaction costs related to acquisitions	-		0.12
Purchase accounting adjustments related to acquired companies' inventory	0.13		0.17
Gain on insurance recovery		(0.11)		(0.11)
Foreign currency effects (1)		(0.04)		0.10
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.92	$0.77	$4.00	$3.54

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

(2) Items included in the Provision for Income Taxes primarily reflect the impact of tax reform legislation enacted in the fourth quarter of 2017.

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	Expected 2019	2018

Income before Income Taxes		$81,217

Adjustments:
Restructuring initiatives		5,936
Foreign currency effects (1)		(4,951)
Adjusted Income before Income Taxes		$82,202

Provision for Income Taxes		$21,929

Adjustments:
Restructuring initiatives		1,602
Foreign currency effects (1)		(1,222)
Adjusted Provision for Income Taxes		$22,309

Net Loss Attributable to Noncontrolling Interests		$12

Net Income Attributable to AptarGroup, Inc.		$59,300

Adjustments:
Restructuring initiatives		4,334
Foreign currency effects (1)		(3,729)
Adjusted Net Income Attributable to AptarGroup, Inc.		$59,905

Average Number of Diluted Shares Outstanding		64,414

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.95 - $1.00	$0.92

Adjustments:
Restructuring initiatives		0.07
Foreign currency effects (1)		(0.06)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.95 - $1.00	$0.93

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of January 31, 2019.

(2) AptarGroup’s expected earnings per share range for the first quarter of 2019 is based on an effective tax rate range of 29% to 31%. This tax rate range compares to our first quarter of 2018 effective tax rate of 27% on both reported and adjusted earnings per share.

CONTACT:
Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-477-0424

Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-477-0424